FULLER, TUBB, POMEROY & STOKES
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                      201 ROBERT S. KERR AVENUE, SUITE 1000
                             OKLAHOMA CITY, OK 73102

THOMAS J. KENAN                                           TELEPHONE 405-235-2575
Of Counsel                                                FACSIMILE 405-232-8384
                                                        E-MAIL kenan@ftpslaw.com

                                  May 10, 2000



Michael Huemmer, President
Starfest, Inc.
9494 East Redfield Road, #1136
Scottsdale, AZ 85260

                                    Re:     Merger between Starfest, Inc. and
                                            Concierge, Inc.

Dear Mr. Huemmer:

        In connection with the preparation and filing of a Form S-4 Registration Statement under the Securities Act of 1933 ("the Act"), to be filed by Starfest, Inc. (the "Company") for the purpose of registering 96,957,713 shares of its Common Stock ("the Merger Shares"), to be available for a proposed merger with Concierge, Inc., a Nevada corporation ("Concierge, Inc."), I have been asked to express my opinion with respect to certain U.S.
federal income tax matters.

        I have examined the Form S-4 Registration Statement, corporate proceedings reflected in the minutes of the Company as certified by the secretary of the Company, and an agreement of merger between the Company and Concierge, Inc. effective as of January 26, 2000.

        Based upon my examination of the above-described documents, relevant sections of the Internal Revenue Code of 1986 as amended ("the Code"), and applicable regulations thereunder, I am of the following opinion with respect to the federal income tax consequences of the proposed merger transaction:

        1. Income Tax Consequences of the Merger. The proposed merger between the Company and Concierge, Inc. will qualify as a type "A" reorganization under
Section 368(a)(1) of the Code. There will be no recognition of taxable gain or loss to the shareholders of Concierge, Inc. or to the shareholders of the Company. The Concierge, Inc. shareholders will have a carryover tax basis and a tacked holding period for the stock received by them in the

                                                                       Exhibit 8
                                                               Page 1 of 2 Pages

Michael Huemmer, President             2                            May 10, 2000

Company. Further, Concierge, Inc. will not recognize any taxable gain or loss, provided its liabilities are not in excess of the tax basis of its assets.

                                            Sincerely,


                                            /s/ Thomas J. Kenan
                                            -----------------------------------
                                            Thomas J. Kenan

TJK:sa

                                                                       Exhibit 8
                                                               Page 2 of 2 Pages